Exhibit 10.1

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (this “Agreement”) is made effective February 6, 2006, by and between Duratek, Inc., a Delaware corporation having its principal place of business at 10100 Old Columbia Road, Columbia, Maryland 21046 (hereinafter, “Company”), and Robert E. Prince (hereinafter, “Employee”).

RECITALS

WHEREFORE, Company desires to continue employ Employee as President and Chief Executive Officer, subject to the terms and provisions of this Agreement, and Employee desires to continue such employment with Company, subject to the terms and provisions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.                                      Term.  Unless earlier terminated as provided herein, Company hereby agrees to employ Employee and Employee hereby accepts such employment for a two year period commencing June 3, 2002 and ending on June 3, 2004, upon the terms and conditions hereinafter set forth.  Commencing on June 3, 2004 and each June 3rd thereafter, the Term shall automatically be extended for one additional year, unless this Agreement has been previously terminated pursuant to Section 8 of this Agreement or, not later than the December 1st immediately preceding such June 3rd anniversary, Company or Employee shall have given written notice to the other that it does not wish to extend this Agreement.  For the purposes of this Agreement, the term as defined in this Section, including any extension thereof, shall be the “Term.”

2.                                      Duties.  During the Term, Employee shall serve as President and Chief Executive Officer (hereinafter, “President and Chief Executive Officer”) of Company and shall report to, and have those duties, responsibilities, and authority assigned him from time to time by, the Board of Directors of Company (hereinafter, the “Board”).  Employee shall have the powers and authority consistent with such responsibilities, duties, and authority.  Employee shall devote substantially all his working time, attention, knowledge, and skills faithfully, diligently, and to the best of his ability, in furtherance of the business and activities of Company.  During the Term, Employee shall refrain from engaging in any activity which is or may be contrary to the welfare, interests, or benefits of Company and from engaging in any activity which is or may be competitive with the activities of Company.  The principal place or places of performance by Employee of his duties hereunder shall be as agreed to by Employee and Company, although Employee will be required to engage in considerable travel in connection with the business of Company. Nothing in this Section shall preclude Employee from engaging in charitable, professional, and community activities, in each case as long as such activities do not interfere, conflict, or give the appearance of conflicting in any way with Employee’s performance under this Agreement.

3.                                      Salary.  In consideration for the services to be rendered by Employee hereunder and for all rights and covenants granted herein, Company shall pay to Employee a gross salary in the amount of $275,018 per year (hereinafter, the “Salary”) commencing July 8, 2002.  This Salary shall be paid in equal monthly or bi-weekly installments, in accordance with the customary payroll practices of Company and subject to such deductions as are required by law and applicable regulations.  This Salary may be increased from time to time at the discretion of the Compensation Committee of the Board.

4.                                      Cash Bonus.  Employee will continue to be eligible to receive cash bonuses pursuant to the Company’s Executive Compensation Plan (the “Executive Compensation Plan”); provided, however, that Company may not reduce Employee’s target bonus amount (represented as a percentage of base salary) from that in effect as of June 3, 2002 or as may be increased from time to time.  In the event that Company amends or terminates the Executive Compensation Plan, Company shall provide Employee with an annual cash bonus program that will provide him with an opportunity to realize an annual cash bonus which is not less than the target bonus amount (represented as a percentage of base salary) that exists under the Executive Compensation Plan at the time it is amended or terminated, which opportunity shall be reasonably comparable to Employee’s opportunity under the Executive Compensation Plan as of June 3, 2002.

5.                                      Equity Incentive Plan.  Employee will continue to be eligible to receive equity incentives pursuant to the Executive Compensation Plan.  All awards pursuant to the Executive Compensation Plan shall be subject to the terms and provisions of the 1999 Stock Option and Incentive Plan, or any similar plan, and any award agreement with respect to such award.  The vesting, exercisability and termination provisions regarding such awards shall be subject to the terms and provisions of the 1999 Stock Option and Incentive Plan, or other similar plan pursuant to which the award was made, and the corresponding award agreement.

6.                                      Employee Benefits.   Employee shall be entitled to participate in or receive benefits under any employee benefit plan, arrangement or perquisite made available by Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, arrangements and perquisites.  Nothing paid to Employee under any plan, arrangement or perquisite presently in effect or made available in the future shall be deemed to be in lieu of the salary and bonus payable to Employee pursuant to Sections 3, 4, and 5 hereof.  Any payments or benefits payable to Employee hereunder in respect of any year during which Employee is employed by Company for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement be prorated in accordance with the number of days in such year during which he is so employed.

7.                                      Vacations.  Employee shall be entitled to five weeks’ vacation (personal time benefit) in each calendar year, or such greater amount of vacation as may be determined in accordance with Company’s vacation policy as in effect on June 3, 2002.  Employee shall also be entitled to all paid holidays and personal days given by Company to its executives.

8.                                      Termination.  Notwithstanding the provisions of Section 1 hereof, Employee’s employment with Company may be earlier terminated by either party at any time, subject to the following restrictions (except that termination due to death or disability of Employee shall be governed by Section 9 below):

(a) at any time during the Term, Company may terminate this Agreement for Cause upon written notice to Employee.  For purposes hereof, “Cause” shall be defined as: (i) Employee’s willful material misconduct or neglect in the performance of his duties as determined by the Board; (ii) Employee’s conviction by a court of competent jurisdiction of any felony, offense punishable by imprisonment in a state or federal penitentiary, or any offense, civil or criminal, involving fraud, moral turpitude or immoral conduct; (iii) Employee’s use of illegal drugs or abusive use of prescription drugs as determined by a licensed physician or physicians designated by Company to examine Employee; or (iv) Employee’s willful material breach of this Agreement as determined by the Board, which breach is not cured within thirty (30) days after Employee’s receipt of written notice from Company specifying such breach and demanding a cure thereof;

(b) at any time during the Term and upon six (6) months prior written notice to Company, Employee may terminate this Agreement for “Good Reason.”  For the purposes of this Agreement, “Good Reason” shall mean (i) Company’s failure to perform or observe any of the material terms or provisions of this Agreement and continued failure of Company to cure such default within thirty (30) days after written demand for performance has been given to Company by Employee, which demand shall describe specifically the nature of such alleged failure to perform or observe such material terms or provisions, (ii) a material reduction in the scope of Employee’s duties, authority, responsibilities or title as in effect immediately prior to such reduction; (iii) Company’s assignment to Employee of duties which are inconsistent with Employee’s position as President and Chief Executive Officer; (iv) a reduction by Company in Employee’s base salary or in any other benefits made available to other senior executives of Company; (v) Employee’s relocation to a facility or a location more than fifty (50) miles from the then present location without Employee’s prior written consent; (vi) removal of Employee as a director of Company or failure of Employee to be re-elected as a director of Company, and in the case of subsections 8(b)(i), (ii), (iii), (iv), (v), and (vi), the failure of Company to cure the same within thirty (30) days after receipt of written notice thereof from Employee; or (vii) a Change of Control (as defined in Section 14);

(c)  at any time during the Term and upon six (6) months prior written notice to Employee, Company may terminate this Agreement for any reason other than Cause, and at any time during the Term and upon six (6) months prior written notice to Company, Employee may terminate this Agreement for any reason other than Good Reason;

(d) upon termination of this Agreement by Company for Cause or by Employee for any reason other than Good Reason, Employee shall be entitled only to his Salary up to the date of the termination of this Agreement, and Company shall have no further obligation or duties to Employee, and Employee shall have no further obligation or duties to Company except as provided in Sections 10, 11, and 12;

(e) upon termination of this Agreement by Company for any reason other than Cause or by Employee for Good Reason, Company shall pay the Employee in a single lump sum within ten (10) days of the termination an amount equal to two (2) times the sum of (i) his annual Salary and (ii) the product of: (x) his annual Salary and (y) the highest bonus award percentage applicable to the Employee during the three years preceding the year in which the termination takes place.  To the extent the Company gives less than six (6) months notice (other than in the case of a termination for Cause), the Company shall pay the Employee his or her Salary for the amount of time by which the actual notice given is less than six (6) months.  Company shall provide Employee with benefits comparable to those Employee received pursuant to Sections 6 and 7, immediately prior to the effective date of termination through the twenty-fourth full month following the effective date of termination (hereinafter, the “Severance Period”), and Employee shall have no further obligations or duties to Company, except as provided in Sections 10, 11, and 12.  Company shall have no further obligation or duties to Employee other than as set forth in this Section 8(e).  Employee’s entitlement to amounts owing pursuant to this Agreement shall not be dependent upon Employee’s efforts to “mitigate” loss or to find other employment, nor shall the amounts owing pursuant to this Agreement be subject to offset by compensation earned from a subsequent employer.  Notwithstanding anything in this Section 8(e) to the contrary, this Section 8(e) shall not apply to a termination of the Employee’s employment that occurs within twelve (12) months after a Change of Control.

9.                                      Disability and Death.  (a) If during the Term Employee shall become unable to perform his duties or carry out his responsibilities by reason of illness or injury, Company shall continue to pay or provide to Employee Salary continuation under the terms of the disability insurance coverage for officers of Company.  If, however, the disability continues for an uninterrupted period exceeding six calendar months, Company, at its election, may terminate this Agreement with no further obligations by Company.  Employee shall be entitled to any benefit for which Employee qualifies under any long-term disability plan of Company.  The inability of Employee to perform his duties and carry out his responsibility because of illness or injury shall be determined by a qualified physician or physicians designated by Company to examine Employee. To the extent physically and mentally capable, Employee shall furnish information and assistance to Company and shall be available to Company to undertake reasonable assignments consistent with the dignity, importance, and scope of Employee’s prior position and current physical and mental health.

(b) If during the Term Employee shall die, this Agreement shall terminate automatically.  In this event, Company shall pay to Employee’s estate or to his beneficiaries, Employee’s Salary up to the date of death.  Company shall have no further obligation or duties to Employee’s estate or to his beneficiaries.

10.                               Restrictive Covenants.

(a)                                  Confidentiality.  During the Term and continuing subsequent to any termination or expiration of this Agreement, Employee shall maintain Information, as defined in Section 10(a)(i) below, as secret and confidential unless Employee is required to disclose Information pursuant to the terms of a valid and effective order issued by a court of competent jurisdiction or a governmental authority.  Employee shall use

Information solely for the purpose of carrying out those duties assigned him as an employee of Company and not otherwise.  The disclosure of Information to Employee shall not be construed as granting to Employee any license under any copyright, trade secret or any right of ownership or right to use the information whatsoever.

(i)                                     For the purposes of this Section 10, “Information” shall mean information related to Company’s business.  Such information shall include, but shall not be limited to: (w) any financial, business, planning, operations, services, potential services, products, potential products, technical information, intellectual property, trade secrets and/or know-how, formulas, production, purchasing, marketing, sales, personnel, customer, supplier, or other information of Company; (x) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists, or documents of Company; (y) any confidential information or trade secrets of any third party provided to Company in confidence or subject to other use or disclosure restrictions or limitations; and (z) any other information, written, oral or electronic, whether existing now or at some time in the future, whether pertaining to current or future developments, and whether accessed prior to Employee’s tenure with Company or to be accessed during his future employment or association with Company, which pertains to Company’s affairs or interests or with whom or how Company does business.  Company acknowledges and agrees that Confidential Information shall not include information which is or becomes publicly available other than as a result of a disclosure by Employee.

(ii)                                  Employee shall promptly notify Company if he has reason to believe that the unauthorized use, possession, or disclosure of any Information has occurred or may occur.

(iii)                               All physical items containing Information, including, without limitation, the business plan, know-how, collection methods and procedures, advertising techniques, marketing plans and methods, sales techniques, documentation, contracts, reports, letters, notes, any computer media, customer lists and all other information and materials of Company’s business and operations, shall remain the exclusive and confidential property of Company and shall be returned, along with any copies or notes of Employee made thereof or therefrom, to Company when Employee ceases his employment with Company.

(b)                                 Non-Competition.  Employee hereby covenants and agrees that at no time during Employee’s employment with Company and for a period of one year immediately following termination of Employee’s employment with Company, whether voluntary or involuntary, shall Employee (i) develop, own, manage, operate, or otherwise engage in, participate in, represent in any way or be connected with, as officer, director, partner, owner, employee, agent, independent contractor, consultant, proprietor, stockholder (except for the ownership of a less than 5% stock interest in a publicly traded company), or otherwise, any business or activity competing with Company or its affiliates within the United States; (ii) act in any way, directly or indirectly, with the purpose or effect of soliciting, diverting or taking away any business, customer, client or any supplier of Company; or (iii) otherwise compete with Company in the sale or licensing, directly or indirectly, as principal, agent or otherwise, of any products competitive with the products, or services competitive with the services, developed or marketed by Company within the

United States.  Employee acknowledges that he will provide unique services to Company and that this covenant has unique, substantial, and immeasurable value to Company.

(c)                                  Non-solicitation or hiring of employees.  Employee hereby covenants and agrees that at no time during Employee’s employment with Company and for a period of one year immediately following termination of Employee’s employment with Company, whether voluntary or involuntary, will Employee act in any way with the purpose or effect of (i) hiring any of the employees of Company, its divisions or subsidiaries or (ii) soliciting, recruiting or encouraging, directly or indirectly, any of Company’s employees to leave the employ of Company, its divisions or its subsidiaries.

11.                               Discoveries, Inventions, Trade Secrets, Trade Names, Copyrights, and Patents.  As part of the rights granted herein to Company, Employee agrees that all right, title and interest of any kind and nature whatsoever in and to any inventions, product, know-how, trade secrets, patents, trademarks, methods, procedures, copyrights, seminars, discoveries, improvements, ideas, creations, and other technical properties, whether or not patentable or subject to rights of copyright and/or trademark, which are conceived or made by Employee during the Term, and which are related to any of the business and/or activities of Company and any other lines of business which Company subsequently pursues in any form to include but not be limited to a strategic plan, research, feasibility studies, development, manufacturing, and customer contact (including but not limited to intellectual property, know-how, trade secrets, and patents in process or granted) or the performance by Employee of his services hereunder, shall be and become the sole and exclusive property of Company for all purposes.  Employee shall promptly disclose to Company any such conception or other work product of the type as is generally described in the immediately preceding sentence.  Employee agrees to execute any and all applications, assignments and other written instruments that Company may deem necessary and appropriate to confirm the title and interest of Company therein and thereto.  The obligations of Employee under this Section 11 shall be binding upon his assignees, employers, other corporate or research affiliates, executors, administrators and heirs.  The grant, transfer and assignment to Company by Employee of rights to intellectual properties shall remain effective for such periods of time as applicable law may permit with respect to the ownership of any such intellectual property or materials.

12.                               Enforcement. Employee understands and agrees that he will provide unique services to Company and that the restrictions contained in Sections 10 and 11 of this Agreement are reasonable, fair, and equitable in scope, terms, and duration, are necessary to protect the legitimate business interests, trade secrets, and good will of Company, and are a material inducement to Company to enter into this Agreement, and that any breach or threatened breach of the restrictions stated in Sections 10 and 11 would cause Company substantial and irreparable harm for which there is no adequate remedy at law.  Therefore, Employee agrees and consents to the issuance of injunctive relief in favor of Company by any court of competent jurisdiction, where, in Company’s sole discretion, Company has acted upon reasonable information concerning a breach or potential breach of this Agreement, to enjoin the breach of any of the covenants of Employee contained in Sections 10 and 11 of this Agreement.  Nothing contained in this Section shall invalidate or waive any other rights or remedies which Company may have at law or in equity.

13.                               Indemnification; Directors’ and Officers’ Insurance.

(a)                                  While Employee is employed by Company pursuant to this Agreement, Company covenants that it will not repeal or modify any right to indemnification or limitation of liability under Company’s Amended and Restated Certificate of Incorporation, By-Laws, or otherwise so as to adversely affect any right or protection of a director or officer of Company existing at the time of such repeal or modification.

(b)                                 Company agrees to provide to Employee and keep current at all times during Employee’s employment, at its expense, director’s and officer’s liability insurance, with Employee named as the beneficiary, with such coverage limits as are determined in the reasonable discretion of the Board.

14.                               Change of Control.  Notwithstanding any other provisions of this Agreement, Company agrees that in the event a Change of Control (as hereinafter defined) occurs and Employee leaves the employment of Company and the combined entity for whatever reason (other than (i) termination for Cause, (ii) death, (iii) permanent disability as described in Section 9 hereof or (iv) by Employee for any reason other than Good Reason):

(a)  If the termination occurs within twelve months after a Change of Control, Company shall pay the Employee in a single lump sum within ten (10) days of the termination an amount equal to two (2) times the sum of (i) his annual Salary and (ii) the product of: (x) his annual Salary and (y) the highest bonus award percentage applicable to the Employee during the three years preceding the year in which the termination takes place.  The six (6) month notice requirement prior to the effective date of termination pursuant to Sections 8(b) and 8(c) shall continue to be applicable following a Change of Control.  To the extent the Company gives less than six (6) months notice (other than in the case of a termination for Cause), the Company shall pay the Employee his or her Salary for the amount of time by which the actual notice given is less than six (6) months.

(b)  To the extent eligible, Employee shall continue to be covered by all noncash benefit plans of Company (including, but not limited to, the medical and dental plans and the special disability policy for officers), except for the retirement plans or retirement programs in which Employee participates or any successor plans or programs in effect on the date of a Change of Control, for 24 months thereafter; provided, however, that if during such time period Employee should enter into the employment of a competitor of Company, participation in such noncash benefit plans would cease. In the event Employee is ineligible under the terms of such plans to continue to be so covered, Company shall use its best efforts to provide substantially equivalent coverage through other sources. If Company is unable to provide substantially equivalent coverage through other sources, then Company shall pay in cash to Employee the amount Company would have had to expend to provide such coverage assuming standard risk.

(c)  Employee’s payments received hereunder shall be considered severance pay in consideration of past service, and pay in consideration of continued service from June 3, 2002 and entitlement thereto shall not be governed by any duty to mitigate damages by seeking further employment nor offset by any compensation which may be received from future employment.

(d)  The specific arrangements referred to above are not intended to exclude Employee’s participation in other benefits available to executive personnel generally or to preclude other compensation or benefits as may be authorized by the Board of Directors of the Company from time to time, or as a result of the Change of Control.

(e)  This Section shall be binding upon and shall inure to the benefit of the respective successors, assigns, legal representatives and heirs to the parties hereto.

(f)                                    For the purpose of this Agreement, a “Change of Control” shall mean: a merger, consolidation, or reorganization of Company with one or more other entities in which Company is not the surviving entity, a sale of substantially all of the assets of Company to another entity, or any transaction (including, without limitation, a merger or reorganization in which Company is the surviving entity) that results in any person or entity (or persons or entities acting as a group or otherwise in concert) becoming the beneficial owner of fifty percent (50%) or more of the combined voting power of all classes of securities of Company or obtaining (through stock ownership, proxies, or otherwise) the right to elect a majority of the Board of Directors of the Company.

15.                               Gross Up Payments  If the payment provided under this Agreement (the “Contract Payment”) is subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (“Code”), Company shall pay Employee on or before the fifth day following the date of termination, an additional amount (the “Gross-Up Payment”) such that the net amount retained by Employee, after deduction of any Excise Tax on the Contract Payment and such other Total Payments (as defined below) and any federal and state and local income tax and Excise Tax upon the payment provided for by this Section, shall be equal to the Contract Payment and such other Total Payments.  For purposes of determining whether any of the payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by Employee in connection with a Change of Control of Company or Employee’s termination of employment, whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Company, its successors, any person whose actions result in a Change of Control of Company or any corporation affiliated (or which, as a result of the completion of a transaction causing a Change of Control, will become affiliated) with Company within the meaning of Section 1504 of the Code (together with the Contract Payment, the “Total Payments”) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by Company and acceptable to Employee, whose acceptance shall not be unreasonably withheld, the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code either in their entirety or in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by Company’s independent auditors in accordance with the principles of Sections 280G(b)(3) and (4) of the Code.  For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee’s residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Employee’s employment, Employee shall repay to Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by Employee if such repayment results in a reduction in Excise Tax and/or a federal state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(d) of the Code.  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Employee’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

16.                               Survivability.  The provisions of Sections 10, 11 and 12 of this Agreement shall survive its termination.

17.                               Section Titles.  The titles of the Sections of this Agreement are for convenience only and shall not affect the interpretation of any Section hereof.

18.                               Waiver.  A waiver by either party hereto of any of the terms or conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof.  All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party hereto.

19.                               Severability.  The rights and restrictions in this Agreement may be exercised and are applicable only to the extent that they do not violate applicable laws, and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid, or unenforceable.  If any provision of this Agreement shall be deemed to be invalid or unenforceable, then that provision shall be modified to make it enforceable to the maximum extent possible, and the remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

20.                               Assignment.  This Agreement requires the personal services of Employee only, and Employee shall not be entitled to assign any portion of his duties or obligations hereunder.

21.                               Notices.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:	Robert E. Prince
3825 Island Path
Louisville, TN 37777

If to Company:	Duratek, Inc.
10100 Old Columbia Road
Columbia, Maryland 21046

22.                               Governing Law.  This Agreement has been made and executed in the State of Maryland and shall be governed by the laws of Maryland applicable to contracts fully to be performed therein.

23.                               Waiver of Jury Trial.  THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT.  EACH OF THE PARTIES HERETO REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO (OR ASSIGNMENTS OF) THIS AGREEMENT.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

24.                               Entire Agreement.  This Agreement constitutes the entire agreement of the parties and supersedes any and all previous agreements between the Parties, including the employment agreements between Company and Employee dated January 24, 1995 and June 3, 2002 (the “Prior Agreements”).  Upon the execution by the parties of this Agreement, the Prior Agreements shall be terminated and of no further force and effect.  This Agreement may not be modified orally, but only by an agreement in writing supplied by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

25.                               Counterparts.                    This Agreement may be executed in one or more counterparts, each of which shall deemed to be an original but all of which together will constitute one and the same instrument.

26.                               Section 409A.                   Notwithstanding anything in this Agreement to the contrary, if any amount payable to the Employee under this Agreement is deferred compensation subject to Internal Revenue Code Section 409A and the regulations promulgated thereunder (“Section 409A”) and if the Employee is a “specified employee” within the meaning of Section 409A, payment of such amount shall be made as follows:  Any amount that is scheduled to be paid for the period which begins on the Employee’s separation from service, as defined in Section 409A, and ends on the date six months from the Employee’s separation from service, shall not be paid as scheduled, but shall be accumulated and paid in a lump sum on the date six months after the Employee’s separation from service.

27.                               Miscellaneous.  The parties agree to execute all other such documents as may be required to effectuate or more readily carry out the provisions hereof.

IN WITNESS WHEREOF, Employee and Company have executed this Agreement.

COMPANY:		EMPLOYEE:

DURATEK, INC.		Robert E. Prince

By:	/s/ Robert F. Shawver	/s/ Robert E. Prince

Name: Robert F. Shawver

Title: Executive VP/CFO

Date: February 6, 2006		Date: February 6, 2006